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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 30, 1994

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                          1-4914                          95-1298980
(STATE OR OTHER JURISDICTION        (COMMISSION FILE NUMBER)             (I.R.S. EMPLOYEE
     OF INCORPORATION)                                                 IDENTIFICATION NO.)


                    TIMES MIRROR SQUARE                         90053
                  LOS ANGELES, CALIFORNIA                    (ZIP CODE)
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (213) 237-3700

                                      NONE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 5. OTHER EVENTS

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Times Mirror Cable Television, Inc. encompasses all of the cable television systems (Times Mirror Cable) owned by The Times Mirror Company (the Company). Historically, Times Mirror Cable's revenue growth has been primarily achieved by internal subscriber growth, acquisitions and increases in rates for services provided. Recent federal laws and regulations, including the decision to reregulate the cable television industry, will impact Times Mirror Cable's ability to increase rates for certain subscriber services or restructure its rates for certain services. The reregulation activities, which are further discussed under "Recent Legislation" herein, are designed to reduce subscriber rates and limit future basic and cable programming service rate increases.

     Substantially all of Times Mirror Cable's revenues are earned from subscriber fees for basic, cable programming and premium television services, the rental of converters and remote control devices, and installation fees. Additional revenues are generated by pay-per-view programming fees, the sale of advertising, and payments received as a result of revenue sharing agreements for products sold through home shopping networks.

RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the accompanying consolidated financial statements and notes thereto. The results of operations for Times Mirror Cable represent the combined operations of all of the cable television systems owned by the Company. These historical financial results do not necessarily reflect the results of operations which would have existed had Times Mirror Cable been an independent company.

     The following table sets forth certain items for comparison purposes:

                                                PERCENTAGE OF REVENUES
                                                          FOR                PERCENTAGE CHANGE FROM
                                                YEAR ENDED DECEMBER 31,       COMPARABLE PRIOR YEAR
                                               -------------------------     -----------------------
                                               1991      1992      1993      1991     1992     1993
                                               -----     -----     -----     ----     ----     -----
Revenues.....................................  100.0%    100.0%    100.0%     8.6%     7.4%     11.2%
Operating, selling, general and
  administrative expenses....................   61.8      61.0      57.9      9.2      6.0       5.5
Depreciation and amortization................   19.4      18.5      20.3      8.7      2.4      21.7
Operating profit*............................   18.8      20.5      21.8      6.4     16.9      18.6
Income before cumulative effect of change in
  accounting principle.......................   14.4      12.5      23.7     24.9     (6.4)    110.3

- ---------------

* Excludes $3.7 million for a sublease charge in 1992 and the reversal of the charge in 1993.

     The following tables summarize Times Mirror Cable's financial results (in thousands):

                                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                    ----------------------------------     -----------------------
                                      1991         1992         1993         1993           1994
                                    --------     --------     --------     --------       --------
Revenues..........................  $394,133     $423,134     $470,409     $348,552       $368,929
Operating expenses................   172,505      180,868      193,816      143,558        157,242
Selling, general and
  administrative expenses.........    70,986       77,282       78,470       56,663         62,705
Depreciation and amortization.....    76,499       78,314       95,336       69,945         73,054
Operating profit..................    74,143       82,970      106,487       78,386         75,928
Gain on disposal of assets........    14,111        8,673       86,799       86,799
Income before change in accounting
  principle, net of tax...........    56,711       53,097      111,642       91,997         42,119
Cumulative effect of change in
  accounting principle............                 (4,635)
Net income........................    56,711       48,462      111,642       91,997         42,119

                                                           QUARTER ENDED
                           ------------------------------------------------------------------------------
                           MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                             1993        1993       1993        1993       1994        1994       1994
                           ---------   --------   ---------   --------   ---------   --------   ---------
Revenues.................   $113,234   $118,247    $117,071   $121,857    $122,968   $124,193    $121,768
Operating profit.........     26,042     28,187      24,157     28,101      27,059     24,459      24,410

FIRST NINE MONTHS OF 1994 COMPARED WITH FIRST NINE MONTHS OF 1993

     Revenues rose 5.9 percent in the first nine months of 1994 compared with the same period in 1993 reflecting higher basic subscriber levels. The highest growth in basic subscribers was in the Phoenix, Arizona system. Basic subscribers, excluding approximately 12,600 subscribers from a cable system sold in mid-1993, were up 5 percent in the first nine months to 1,248,000. Monthly revenue per average basic subscriber was $33.38 in 1994's first nine months compared with $32.48 in the comparable period of 1993. Revenue growth was tempered by a Federal Communications Commission (FCC)-mandated rate freeze which expired May 15, 1994, but in effect extended through July 14, 1994, a 7% rate rollback as of July 14, 1994, the impact of last year's 10% basic and cable programming rate rollback. Nine month advertising revenues were $16.7 million, an 18.8 percent increase over the prior year. Pay-per-view revenue increased
67.0 percent versus the same 1993 period, primarily from the addition of the Phoenix Suns games to pay-per-view programming. Pay subscriber revenue declined by 2.9 percent due to promotional pricing, although pay subscribers increased from 723,000 in September of 1993 to 731,000 in September of 1994. The 731,000 pay subscribers represent a 4.0 percent increase from the December 31, 1993 level, as new promotional programs attracted more subscribers. The pay-to-basic percentage increased from 59.6 percent to 62.2 percent over the same periods. Monthly pay revenue per average pay unit was $7.95 in last year's first nine months compared with $7.71 in 1994's first nine months.

     For the first nine months of 1994, operating, selling, general and administrative expenses, excluding depreciation and amortization, rose 9.9 percent. Higher programming costs, administrative costs related to increased basic subscriber levels and maintenance and property tax expenses related to expanding cable plant facilities contributed to the overall increase in expenses. Depreciation and amortization expense increased 4.4 percent over the prior year's first nine months, reflecting higher capital expenditures in the past year.

     Operating profit declined 3.1 percent, due to the effects of the regulated rate freeze and higher operating expenses. Net income for the first nine months of 1993 includes a $50.4 million after tax gain on the disposition of an investment in QVC Network, Inc. common stock and the sale of a small cable system. Excluding this gain, net income for the first nine months of 1994 was essentially level with the same period in 1993.

1993 COMPARED WITH 1992

     Revenues rose 11.2 percent over the prior year as basic subscribers advanced 2.1 percent to 1,208,000, and monthly revenue per average basic subscriber improved to $32.79 from $30.69 in 1992. Strong basic subscriber growth, particularly the addition of more than 20,000 subscribers in the Phoenix, Arizona system, contributed to the revenue improvement. Revenues gained from the full-year inclusion of Community Cablevision Company, which was acquired in October 1992, were mostly offset by the absence of revenue from a small cable system sold in mid-1993. Advertising revenues continued to grow, improving by 29.3 percent to reach $20.7 million in 1993. Higher pay-per-view revenue, reflecting higher buy rates and a greater number of addressable converters in the field, was mostly offset by revenue declines from a lower level of pay subscribers. Pay subscribers decreased from 743,000 in 1992 to 703,000 in 1993. This decline was largely in line with an industry-wide trend. The pay-to-basic percentage decreased from 62.8 percent to 58.2 percent between years. Monthly pay revenue per average pay unit declined from $8.53 to $7.89.

     Operating and selling, general and administrative expenses in 1993, excluding depreciation and amortization, were only 5.5 percent higher than 1992 despite a 16.3 percent rise in cable programming service rights costs, from $37.2 million to $43.2 million, and increased expenses associated with the implementation of the September 1, 1993 rate reregulation. Significantly higher depreciation and amortization expense, which rose 21.7 percent in 1993, reflected increased capital spending levels in 1992 and 1993 and a full year of acquisition-related amortization from the Community Cablevision Company acquisition.

     Operating profit improved 28.3 percent in 1993, due largely to revenue growth and operating cost efficiencies implemented in late 1992. The increase in operating profit between years included the 1993 reversal of a $3.7 million charge made in 1992 related to an expected loss on a sublease for facilities in Orange County, California. Excluding the $3.7 million in both years, operating profit would have risen 18.6 percent from $86.7 million in 1992 to $102.8 million in 1993.

     Fourth-quarter 1993 financial results were impacted by the September 1, 1993 implementation of the FCC's rate regulations. Times Mirror Cable's revenue and operating profit growth are expected to be more adversely affected in 1994 by the full year effect of the FCC's ongoing reregulation activities.

     Net income in 1993 more than doubled as a result of a $50.4 million after-tax gain from the disposal of assets. Asset sales in 1992 contributed $5.0 million to 1992 net income. Times Mirror Cable's 1993 asset dispositions included its investment in QVC Network, Inc. common stock and a small cable system, while asset sales in 1992 consisted of two of its Texas cable systems. Prior year net income also included a $4.6 million cumulative charge from the adoption of the new accounting standard for income taxes.

1992 COMPARED WITH 1991

     Revenues increased 7.4 percent in 1992 as basic subscribers advanced 6.1 percent to 1,183,000 and monthly revenue per average basic subscriber improved to $30.69 from $29.94 in 1991. The acquisition of Community Cablevision Company on October 1, 1992 added 42,000 basic subscribers. Advertising revenues of $16.0 million improved 19.4 percent, while pay-per-view revenue also rose slightly. Pay subscribers grew 10.7 percent to 743,000. This turnaround was the result of competitive pricing/packaging programs and, to a lesser extent, the acquisition of Community Cablevision Company. The pay-to-basic percentage was 62.8 percent in 1992 and 60.2 percent in 1991. Monthly pay revenue per average pay unit declined from $9.02 to $8.53.

     Operating and selling, general and administrative expenses, excluding depreciation and amortization, grew 6.0 percent in 1992 compared with 1991, reflecting continued operating efficiencies. Depreciation and amortization grew slightly in 1992, largely as a result of the Community Cablevision Company acquisition in October 1992.

     Times Mirror Cable's operating profit improved 11.9 percent between years despite a $3.7 million charge related to an expected loss on an anticipated sublease for facilities in Orange County, California. Excluding the sublease charge, 1992 operating profit would have increased by 16.9 percent, primarily on the higher revenues.

     Net income in 1992 declined 14.6 percent from the prior year. This reduction reflects a higher effective tax rate, lower gains from the sales of assets, and a $4.6 million cumulative adjustment for the adoption of the new accounting standard for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Times Mirror Cable's cash requirements are funded primarily by its operating activities. Cash in excess of day-to-day operating requirements is transferred to the Company as part of a centralized cash management system. If funds are needed, Times Mirror Cable obtains them from the Company through an intercompany advance. Times Mirror Cable had intercompany advances due from the Company of $21.6 million and $11.3 million at December 31, 1993 and September 30, 1994, respectively.

     Net cash from operations in 1993 declined $28.5 million from the prior year primarily as a result of a fluctuation in income taxes payable. Net cash from operations in the first nine months of 1994 increased by $13.0 million compared to the same period in 1993, also primarily as a result of a fluctuation in income taxes payable.

     Times Mirror Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures increased more than 40 percent in 1993, continuing a substantial upward trend that began in 1992 when capital expenditures rose 36.3 percent from the prior year. Times Mirror Cable is obligated to spend approximately $118 million in capital expenditures in 1994 for upgrades, line extensions and new equipment and has spent approximately $95.4 million in the first nine months of 1994. During 1992, Times Mirror Cable spent $110.9 million on acquisitions of cable television systems. In 1993, Times Mirror Cable disposed of its investment in QVC Network, Inc. and sold a small cable system in Texas, generating $91.7 million in net proceeds.

     The following table sets forth certain items from the Consolidated Statements of Cash Flows (in thousands):

                                                                               NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                        --------------------------------     ---------------------
                                          1991       1992        1993          1993         1994
                                        --------   ---------   ---------     --------     --------
Net cash provided by operating
  activities..........................  $121,961   $ 143,791   $ 115,255     $ 95,716     $108,765
Proceeds from disposal of assets
  transferred to parent...............    20,224      14,952      91,665       89,556           --
Acquisitions of cable television
  systems.............................   (16,531)   (110,910)     (1,413)      (1,413)          --
Capital expenditures..................   (60,426)    (82,333)   (116,914)     (84,207)     (95,387)
Dividends and other, net..............    (7,448)      4,721      (7,868)      (5,479)      (4,168)
                                        --------   ---------   ---------     --------     --------
Cash to (from) parent.................  $ 57,780   $ (29,779)  $  80,725     $ 94,173     $  9,210
                                        ========   =========   =========     ========     ========

     This presentation of EBITDA is part of the presentation of liquidity and capital resources. EBITDA is defined as operating profit plus depreciation and amortization. Based on its experience in the cable television industry, Times Mirror Cable believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to net income as an indicator of Times Mirror Cable's performance or as an alternative to cash flows as a measure of liquidity. EBITDA and the EBITDA Margin (EBITDA to Revenues) for the last three years and the nine months ended September 30, 1993 and 1994 were as follows:

                                                                 EBITDA         %         EBITDA
                                                                (000'S)      INCREASE     MARGIN
                                                                --------     --------     ------
1991..........................................................  $150,642        7.5%       38.2%
1992..........................................................   164,984*       9.5%       39.0%
1993..........................................................   198,123*      20.1%       42.1%
Nine months ended September 30, 1993..........................   148,331                   42.6%
Nine months ended September 30, 1994..........................   148,982                   40.4%

- ---------------

* Excludes $3.7 million for a sublease charge in 1992 and the reversal of the charge in the fourth quarter 1993.

     EBITDA has advanced every year since 1988, with double-digit growth in 1988 and 1989 tempering to a 7.5 percent increase in 1990. EBITDA's substantial increase in 1993 was aided by the acquisition of Community Cablevision Company in October 1992. EBITDA should not be considered by the reader as an alternative to net income as an indicator of Times Mirror Cable's performance or as an alternative to cash flows as a measure of liquidity.

EFFECTS OF INFLATION

     The net effect of inflation on operations has not been material in the last few years because of the relatively low rate of inflation during this period and because of efforts by Times Mirror Cable to lessen the effect of rising costs through a strategy of improving productivity, controlling costs and, where regulatory and competitive conditions permit, increasing rates.

RECENT LEGISLATION

     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (1992 Cable Act). This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates, particularly in the areas of rate regulation and the retransmission of broadcast television signals.

     The FCC was authorized to establish rulemakings to implement various provisions of the 1992 Cable Act, including rate regulation. An FCC-mandated basic and cable programming service rate freeze, which became effective in April 1993 and was scheduled to expire in mid-February 1994, was extended to May 15, 1994. The April 1993 rate regulations also adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service tier rates (other than per-event or per-channel service rates), and a formula for evaluating future rate increases. Alternatively, cost-of-service measurements to justify rates above the applicable benchmarks are also permitted. In general, under the April 1993 rules, the reduction for existing basic and cable programming service tier rates would be to the greater of the applicable benchmark level or the rates in force as of September 30, 1992, minus 10 percent adjusted forward for inflation. Future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs such as taxes, franchise fees and programming costs that exceed the inflation index.

     The April 1993 rate regulations became effective September 1, 1993. In accordance with these regulations, Times Mirror Cable repackaged certain existing cable services and introduced a new method of offering certain cable services. Basic and cable programming service rates, related equipment and installation charges, and additional outlet charges were also adjusted so as to bring these rates and charges into compliance with the applicable benchmark or cost levels. In connection with the September 1993 rate regulations, Times Mirror Cable adopted an a la carte pricing strategy for certain cable services. In January 1994, Times Mirror Cable answered FCC inquiries about the a la carte pricing, and has not yet received a final determination on those inquiries from the FCC. Recently, eight franchising authorities governing certain Times Mirror Cable operations have issued decisions which declare that those Times Mirror Cable operations' a la carte offerings described in the preceding sentence should be treated as regulated services. In addition, one state has inquired as to whether the Times Mirror Cable subsidiary with operations in that state violated that state's unfair trade practices act in the marketing of the September 1993 a la carte offering. The franchising authorities who have reviewed the a la carte offerings from a rate regulation perspective have issued refund orders which would require those affected Times Mirror Cable operations to refund to their subscribers the difference between the rates actually charged versus the rates that would have been charged had those services been regulated beginning September 1, 1993. The affected Times Mirror Cable operations have appealed each of said orders to the FCC, and requested the FCC to stay the effective date of said orders pending FCC determination of the issues, as consistent with similar stay orders recently issued by the FCC. Management believes that it has meritorious arguments to support the decision that Times Mirror Cable's revenue neutral a la carte offerings should not be treated as regulated services. The revised additional outlet charge, despite being lower than additional outlet charges established prior to regulation, has drawn complaints from certain franchise authorities, four of which have issued refund orders which would require those affected Times Mirror Cable operations to refund to their subscribers the total amount of additional outlet charges collected from them since September 1, 1993. The affected Times Mirror Cable operations have appealed each of said orders to the FCC, and requested the FCC to stay the effective date of said orders pending FCC determination of the issues. Because the additional outlet charge recovers allocable non-basic cable programming costs, Times Mirror Cable does not believe that the franchise authorities are authorized to regulate these charges.

     The FCC's September 1993 guidelines were significantly modified on February 11, 1994. Among other things, the FCC ordered a further reduction of 7 percent in basic and cable programming service rates in effect on September 30, 1992, if those rates exceed a new per-channel benchmark to be recomputed by the FCC. This would result in an overall reduction of 17 percent in basic and cable programming service rates in effect on September 30, 1992. The guidelines to implement this most recent modification were released on March 30, 1994. Management estimates that these recent modifications by the FCC will reduce revenues for the last half of 1994 by approximately $5 million. In addition, it is possible that pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required. Various cable operators have pending litigation challenging certain aspects of the 1992 Cable Act. The outcome of this litigation cannot be predicted.

ITEM 7. FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................    8
Consolidated Balance Sheets, December 31, 1992 and 1993 and (Unaudited) September 30,
  1994................................................................................    9
Consolidated Statements of Income, Years Ended December 31, 1991, 1992 and 1993 and
  (Unaudited) Nine Months Ended September 30, 1993 and 1994...........................   10
Consolidated Statements of Shareholder's Equity, Years Ended December 31, 1991, 1992
  and 1993 and (Unaudited) Nine Months Ended September 30, 1994.......................   11
Consolidated Statements of Cash Flows, Years Ended December 31, 1991, 1992 and 1993
  and (Unaudited) Nine Months Ended September 30, 1993 and 1994.......................   12
Notes to Consolidated Financial Statements............................................   13

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
Times Mirror Cable Television, Inc.

     We have audited the accompanying consolidated balance sheets of Times Mirror Cable Television, Inc. as of December 31, 1992 and 1993 and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Times Mirror Cable Television, Inc. at December 31, 1992 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note H to the consolidated financial statements, in 1992 the Company changed its method of accounting for income taxes.

                                                    ERNST & YOUNG LLP

Los Angeles, California
February 3, 1994

                      TIMES MIRROR CABLE TELEVISION, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                              DECEMBER 31
                                                        -----------------------      SEPTEMBER 30
                                                          1992           1993            1994
                                                        --------       --------      ------------
                                                                                      (UNAUDITED)
Cash..................................................  $  3,615       $  3,123         $  4,569
Accounts receivable, less allowance for doubtful
  accounts of $732, $1,753 and $1,861.................    35,451         37,548           36,340
Notes receivable......................................     4,079          3,445            3,445
Net plant and equipment...............................   411,520        447,659          482,793
Amounts due from The Times Mirror Company, net........                   24,352           20,676
Intangible assets, net................................   264,947        240,523          230,743
Other assets..........................................    22,491         25,774           44,654
                                                        --------       --------         --------
                                                        $742,103       $782,424         $823,220
                                                        ========       ========         ========

LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable......................................  $ 35,568       $ 34,631         $ 31,153
Unearned income.......................................    19,588         21,312           21,077
Accrued liabilities...................................    14,329         18,542           20,342
Deferred income taxes.................................    83,983         76,763          101,365
Other liabilities.....................................    25,755         24,498           23,192
Amounts due to The Times Mirror Company, net..........    67,844
                                                        --------       --------         --------
                                                         247,067        175,746          197,129
                                                        --------       --------         --------
Commitments and contingencies (Note I)

Shareholder's equity:
  Common stock, $1.00 par value, 1,000 shares
     authorized and outstanding.......................         1              1                1
  Additional paid-in capital..........................   319,993        319,993          319,993
  Retained earnings...................................   175,042        286,684          302,803
  Net unrealized gain on securities...................                                     3,294
                                                        --------       --------         --------
          Total shareholder's equity..................   495,036        606,678          626,091
                                                        --------       --------         --------
                                                        $742,103       $782,424         $823,220
                                                        ========       ========         ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                             (THOUSANDS OF DOLLARS)

                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31          SEPTEMBER 30
                                              ------------------------------   -------------------
                                                1991       1992       1993       1993       1994
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Revenues....................................  $394,133   $423,134   $470,409   $348,552   $368,929
Costs and Expenses:
  Operating.................................   172,505    180,868    193,816    143,558    157,242
  Selling, general and administrative.......    70,986     77,282     78,470     56,663     62,705
  Depreciation and amortization.............    76,499     78,314     95,336     69,945     73,054
  Sublease charge (reversal)................                3,700     (3,700)
                                              --------   --------   --------   --------   --------
                                               319,990    340,164    363,922    270,166    293,001
                                              --------   --------   --------   --------   --------
Operating Profit............................    74,143     82,970    106,487     78,386     75,928
  Intercompany interest income..............     3,077      1,065      1,094        474      1,110
  Intercompany interest expense.............               (1,654)    (1,896)    (1,896)
  Gain on disposal of assets................    14,111      8,673     86,799     86,799
  Other, net................................       284      1,256     (1,354)      (599)      (304)
                                              --------   --------   --------   --------   --------
                                                17,472      9,340     84,643     84,778        806
                                              --------   --------   --------   --------   --------
Income before income taxes and cumulative
  effect of change in accounting
  principle.................................    91,615     92,310    191,130    163,164     76,734
Provision for income taxes..................    34,904     39,213     79,488     71,167     34,615
                                              --------   --------   --------   --------   --------
Income before cumulative effect of change in
  accounting principle......................    56,711     53,097    111,642     91,997     42,119
Cumulative effect of change in accounting
  for income taxes..........................               (4,635)
                                              --------   --------   --------   --------   --------
Net income..................................  $ 56,711   $ 48,462   $111,642   $ 91,997   $ 42,119
                                              ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                  (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                            NET
                                                COMMON STOCK     ADDITIONAL              UNREALIZED
                                               ---------------    PAID IN     RETAINED    GAIN ON
                                               SHARES   AMOUNT    CAPITAL     EARNINGS   SECURITIES    TOTAL
                                               ------   ------   ----------   --------   ----------   --------
Balance at January 1, 1991...................  1,000      $1      $319,993    $164,617                $484,611
  Dividends to The Times Mirror Company......                                  (31,380)                (31,380)
  Net income.................................                                   56,711                  56,711
                                               -----              --------    --------                --------
Balance at December 31, 1991.................  1,000       1       319,993     189,948                 509,942
  Dividends to The Times Mirror Company......                                  (63,368)                (63,368)
  Net income.................................                                   48,462                  48,462
                                               -----              --------     -------                --------
Balance at December 31, 1992.................  1,000       1       319,993     175,042                 495,036
  Net income.................................                                  111,642                 111,642
                                               -----              --------     -------                --------
Balance at December 31, 1993.................  1,000       1       319,993     286,684                 606,678
                                               -----              --------     -------                --------
  Dividends to The Times Mirror Company
     (unaudited).............................                                  (26,000)                (26,000)
  Net income (unaudited).....................                                   42,119                  42,119
  Effect of adoption of SFAS No. 115
     (unaudited).............................                                              $ 7,013       7,013
  Change in unrealized gain on securities
     (unaudited).............................                                               (3,719)     (3,719)
                                               -----      --      --------    --------     -------    --------
Balance at September 30, 1994 (unaudited)....  1,000      $1      $319,993    $302,803     $ 3,294    $626,091
                                               =====      ==      ========    ========     =======    ========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                         NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31            SEPTEMBER 30
                                                    --------------------------------   ---------------------
                                                      1991       1992        1993       1993         1994
                                                    --------   ---------   ---------   -------     ---------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................  $ 56,711   $  48,462   $ 111,642   $91,997     $  42,119
Items not requiring cash:
  Depreciation and amortization...................    76,499      78,314      95,336    69,945        73,054
  Gain on disposal of assets......................   (14,111)     (8,673)    (86,799)  (86,799)
  Cumulative effect of change in accounting
     principle....................................                 4,635
  Provision (benefit) for deferred income taxes...    (2,977)      4,192       2,216       607         3,491
  Changes in assets and liabilities:
     Accounts receivable..........................       134      (5,300)     (2,097)   (3,169)        1,208
     Accounts payable.............................    (6,433)      4,218       2,052    (5,533)       (8,995)
     Income taxes payable.........................     3,568       8,207     (10,579)   29,013          (436)
  Other, net......................................     8,570       9,736       3,484      (345)       (1,676)
                                                    --------   ---------   ---------   -------     ---------
Net cash provided by operating activities.........   121,961     143,791     115,255    95,716       108,765
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures..............................   (60,426)    (82,333)   (116,914)  (84,207)      (95,387)
Acquisitions, net of cash acquired................   (16,531)   (110,910)     (1,413)   (1,413)
Proceeds from disposal of assets..................    20,224      14,952      91,665    89,556
Other, net........................................      (842)       (566)     (5,371)   (6,492)       (8,239)
                                                    --------   ---------   ---------   -------     ---------
Net cash used in investing activities.............   (57,575)   (178,857)    (32,033)   (2,556)     (103,626)
CASH FLOWS FROM FINANCING ACTIVITIES
Changes in advance to/from The Times Mirror
  Company.........................................   (26,400)     93,147     (80,725)  (94,173)       10,290
Repayment of debt.................................    (8,810)
Cash dividends to The Times Mirror Company........   (31,380)    (63,368)                            (19,500)
Increase (decrease) in book overdrafts............     3,766       3,439      (2,989)    1,964         5,517
                                                    --------   ---------   ---------   -------     ---------
Net cash provided by (used in) financing
  activities......................................   (62,824)     33,218     (83,714)  (92,209)       (3,693)
                                                    --------   ---------   ---------   -------     ---------
Increase (decrease) in cash.......................     1,562      (1,848)       (492)      951         1,446
Cash at beginning of period.......................     3,901       5,463       3,615     3,615         3,123
                                                    --------   ---------   ---------   -------     ---------
Cash at end of period.............................  $  5,463   $   3,615   $   3,123   $ 4,566     $   4,569
                                                    ========   =========   =========   =======     =========
Cash paid during the period for:
  Interest........................................  $    679   $   1,874   $   3,079   $ 2,833     $     476
                                                    ========   =========   =========   =======     =========
  Income taxes....................................  $ 28,539   $  31,992   $  79,393   $40,009     $  23,803
                                                    ========   =========   =========   =======     =========

                See notes to consolidated financial statements.

                      TIMES MIRROR CABLE TELEVISION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements of Times Mirror Cable Television, Inc. (TMCT) represent the combined operations of all of the cable television systems (Times Mirror Cable) owned by The Times Mirror Company (the Company) during the three years ended December 31, 1993. On December 22, 1993, ownership of certain cable television subsidiaries was transferred from the Company to TMCT. As a result, at December 31, 1993, TMCT was the sole owner of all cable television systems for the Company. Shares, common stock and additional paid-in capital amounts listed in the consolidated statements of shareholder's equity are for TMCT, while the retained earnings, net income and cash flows are for Times Mirror Cable. All significant intercompany accounts and transactions have been eliminated in consolidation. TMCT accounts for other investments under the cost or equity method based on its ability to influence operating decisions of the investee.

     The Company's historical basis in assets and liabilities of the transferred cable systems has been carried over. The historical consolidated financial statements do not necessarily reflect the results of operations or financial position that would have existed had Times Mirror Cable been an independent company. The Company provides certain legal services, tax compliance and planning reviews, risk management and various other corporate services to Times Mirror Cable. The cost of these services is not material and is not included in the consolidated financial statements of Times Mirror Cable.

  Changes in Accounting Principles

     Effective January 1, 1992, Times Mirror Cable adopted the new accounting principle for income taxes. This change in accounting is described in Note H.

     Effective January 1, 1994, Times Mirror Cable adopted the new accounting principle for investments in securities. This change in accounting is described in Note G.

  Plant and Equipment

     Plant and equipment, including initial cable television connections, is recorded at cost. Construction costs, including direct and allocable indirect operating expenses incurred prior to the first subscriber revenue on a system or incurred during the construction of transmission and distribution systems, are capitalized. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful lives as follows:

    Cable television transmission and distribution systems.......... 3-12 years
    Buildings.......................................................   20 years
    Miscellaneous property, plant and equipment.....................  3-5 years

  Revenue Recognition

     Times Mirror Cable bills its customers in advance and recognizes revenue as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disabling services to subscribers delinquent greater than 60 days. Revenues from the connection of customers to the cable television system are less than direct selling costs and are recognized on the date of hookup. Other revenues are recognized as services are provided.

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

  Franchise Costs

     Franchise costs, primarily the estimated fair value of franchise rights obtained through the acquisition of cable television systems, are amortized on a straight-line basis over the lives of the related franchise agreements, generally 10 to 15 years. Accumulated amortization was $13,121,000 and $20,155,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $2,451,000 for 1991, $3,536,000 for 1992 and $7,197,000 for 1993.

  Covenants-Not-to-Compete

     The cost of covenants-not-to-compete is amortized on a straight-line basis over the contractual lives of the covenants, generally from 5 to 10 years. Accumulated amortization was $7,448,000 and $8,888,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $1,891,000 for 1991, $2,327,000 for 1992 and $3,819,000 for 1993.

  Goodwill

     Goodwill recognized in business combinations is amortized on a straight-line basis over 40 years. Accumulated amortization was $45,576,000 and $50,117,000 at December 31, 1992 and 1993, respectively. Amortization expense amounted to $5,457,000 for 1991, $5,122,000 for 1992 and $5,406,000 for 1993.

  Recoverability of Assets

     Times Mirror Cable assesses on an ongoing basis the recoverability of intangible assets, including goodwill, and capitalized plant assets based on estimates of future undiscounted cash flows for the applicable business compared to net book value. If the future undiscounted cash flow estimate were less than net book value, net book value would then be reduced to the undiscounted cash flow estimate. Times Mirror Cable also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

  Retirement Plan

     Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the Times Mirror Cable Plan) in conjunction with The Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with The Times Mirror Pension Plan. Benefits were not changed and funding is not expected to be required in the near future.

     Net periodic pension expense for 1993 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan.

  Unaudited Interim Financial Statements

     The consolidated financial statements as of September 30, 1994 and for the nine months ended September 30, 1993 and 1994 include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

NOTE B -- CASH MANAGEMENT SYSTEM

     Times Mirror Cable participates in the Company's cash management system, where the bank sends daily notification of checks presented for payment. The Company transfers funds from other sources to cover the checks presented for payment. This program generally results in a book overdraft as a result of checks

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

outstanding. At December 31, 1992 and 1993, these book overdrafts of $7,788,000 and $5,042,000, respectively, have been reclassified to accounts payable.

NOTE C -- ACQUISITIONS

     In mid-1992, the Company acquired 20 percent of Community Cablevision Company, which operates systems serving approximately 42,000 subscribers in Orange County, California. The remaining 80 percent was acquired on October 1, 1992, bringing the total purchase price to $108,500,000. This acquisition was accounted for by the purchase method. The operations of this company are reflected in the consolidated financial statements from October 1, 1992. This acquisition resulted in goodwill of $6,233,000, which is being amortized over 40 years. Pro forma results for 1992, assuming this acquisition occurred on January 1, are not materially different from the results reported.

     Various other small acquisitions were made during 1991 and 1992, totaling $16,531,000 and $2,910,000, respectively. These acquisitions were not significant to Times Mirror Cable's consolidated financial results or consolidated balance sheet.

NOTE D -- DISPOSITIONS

     During 1993, Times Mirror Cable disposed of its investment in QVC Network, Inc. common stock for a gain of $75,740,000 and sold a small cable system for a gain of $11,059,000.

     During 1992, Times Mirror Cable sold two of its Texas cable television systems for a gain of $8,673,000.

     During 1991, Times Mirror Cable sold its investment in Turner Broadcasting System, Inc. and certain assets in Arizona for a gain of $14,111,000.

NOTE E -- PLANT AND EQUIPMENT

     Plant and equipment consist of the following (in thousands):

                                                                     DECEMBER 31
                                                               -----------------------
                                                                 1992          1993
                                                               ---------     ---------
        Land.................................................  $   2,640     $   2,690
        Buildings............................................      8,619         8,739
        Cable television transmission and distribution
          systems............................................    761,696       832,891
        Miscellaneous property, plant and equipment..........     22,201        22,786
                                                               ---------     ---------
                                                                 795,156       867,106
        Less accumulated depreciation and amortization.......   (383,636)     (419,447)
                                                               ---------     ---------
                                                               $ 411,520     $ 447,659
                                                               =========     =========

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

NOTE F -- INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                          DECEMBER 31
                                                     ---------------------
                                                       1992         1993
                                                     --------     --------
        Goodwill...................................  $214,227     $203,776
        Franchise costs............................    83,771       84,595
        Covenants-not-to-compete...................    33,094       31,312
                                                     --------     --------
                                                      331,092      319,683
        Less accumulated amortization..............   (66,145)     (79,160)
                                                     --------     --------
                                                     $264,947     $240,523
                                                     ========     ========

NOTE G -- FINANCIAL INSTRUMENTS AND OFF-BALANCE-SHEET OBLIGATIONS

     At December 31, 1993, Times Mirror Cable had outstanding letters of credit aggregating $1,623,000. These letters of credit are guaranteed by the Company.

     The fair value of marketable equity securities is based on quoted market prices. The fair value of nonmarketable equity securities is based on quoted market prices, although the sale of nearly all of these securities is restricted until 1994. The carrying amounts and fair market value of these financial instruments is as follows (in thousands):

                                                     DECEMBER 31
                                      -----------------------------------------
                                             1992                   1993
                                      ------------------     ------------------
                                      CARRYING    FAIR       CARRYING    FAIR
                                       AMOUNT     VALUE       AMOUNT     VALUE
                                      --------   -------     --------   -------
Marketable equity securities.........  $3,795    $48,502      $2,500    $ 5,843
Nonmarketable equity securities......                          6,071     14,567

     In addition, Times Mirror Cable is a partner or shareholder in certain investments for which the determination of fair value is not practicable due to the lack of a readily available market price and the difficulty in estimating fair value without incurring excessive costs. The carrying value of these investments was $619,000 at December 31, 1992 and $536,000 at December 31, 1993.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115) was adopted by Cable on January 1, 1994. SFAS 115 requires that certain investments be stated at fair market value in the balance sheet. Changes in fair market value are either included in earnings, or reported as a separate component of shareholder's equity, depending on various criteria. Upon adoption of SFAS 115, Times Mirror Cable recorded an unrealized net gain of $7,013,000 as an increase to shareholder's equity.

NOTE H -- INCOME TAXES

     Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," was adopted in 1992. A cumulative adjustment decreasing income by $4,635,000 was recorded as of January 1, 1992. There was no other significant effect on 1992 earnings. Prior year financial statements have not been restated.

     Times Mirror Cable is included in several of the Company's consolidated tax returns, primarily the consolidated Federal income tax return, the combined California franchise tax return and the combined state

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

income tax returns in Illinois and Connecticut. The consolidated Federal income tax returns for 1988 through 1990, and the combined California franchise tax return for 1985 through 1987, are presently under audit. The Company intends to indemnify Times Mirror Cable through year-end 1993 for tax shortfalls, if any, arising from current or subsequent tax-related audits.

     Income tax expense (benefit), which is computed as if Times Mirror Cable filed separate income tax returns, consists of the following (in thousands):

                                                 1991        1992        1993
                                                -------     -------     -------
    Current
      Federal.................................  $30,353     $26,281     $60,638
      State...................................    7,528       8,740      16,634
    Deferred:
      Federal.................................   (3,052)      4,578       1,274
      State...................................       75        (386)        942
                                                -------     -------     -------
                                                $34,904     $39,213     $79,488
                                                =======     =======     =======

     The tax effect of temporary differences results in deferred income tax assets (liabilities) as follows (in thousands):

                                                              DECEMBER 31
                                                         ---------------------
                                                           1992         1993
                                                         --------     --------
        Accelerated depreciation.......................  $(86,736)    $(88,830)
        Franchise costs................................    (9,225)      (1,852)
        Retirement and employee benefits...............    (3,809)      (1,713)
        State income taxes.............................     7,234        8,481
        Other deferred tax assets......................     8,953        7,291
        Other deferred tax liabilities.................      (400)        (140)
                                                         --------     --------
                                                         $(83,983)    $(76,763)
                                                         ========     ========

     Prior to January 1, 1992, deferred income taxes were provided on timing differences between book and taxable income. A deferred income tax benefit of $2,977,000 for 1991 resulted primarily from accelerated depreciation.

     The difference between actual income tax expense and the federal statutory income tax expense for income before income taxes is reconciled as follows (in thousands):

                                                  1991       1992       1993
                                                 -------    -------    -------
 Federal statutory income tax rate.............       34%        34%        35%
 Federal statutory income tax expense..........  $31,149    $31,385    $66,896
 State income tax, net of Federal effect.......    5,018      5,514     11,424
 Goodwill amortization not deductible for tax
   purposes....................................    1,855      1,742      1,892
 Other.........................................   (3,118)       572       (724)
                                                 -------    -------    -------
                                                 $34,904    $39,213    $79,488
                                                 =======    =======    =======

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

NOTE I -- COMMITMENTS AND CONTINGENCIES

     As of December 31, 1993, Times Mirror Cable had contractual commitments to construct or acquire cable distribution systems in the normal course of business totaling $19,912,000.

     Times Mirror Cable is largely self-insured for workers compensation, group health benefits and certain other loss contingencies. The consolidated financial statements reflect liabilities for these contingencies, including incurred but not reported losses, of $2,821,000 and $4,260,000 at December 31, 1992 and 1993, respectively.

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (1992 Cable Act), which substantially amends the provisions of the Cable Communications Policy Act of 1984 (1984 Cable
Act) and greatly expands federal and local regulation of the cable communications industry. Among other matters, the 1992 Cable Act provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

     The 1992 Cable Act is in the process of being implemented by the Federal Communications Commission (FCC) through various rulemaking proceedings. In April 1993, the FCC adopted regulations governing rates for basic and cable programming services which became effective on September 1, 1993. Times Mirror Cable implemented the FCC's requirements that became effective on September 1, 1993 in a manner management believes is consistent with the regulations promulgated by the FCC and which somewhat mitigated the impact on revenues to the extent legally permitted.

     On February 22, 1994 the FCC significantly modified the September 1993 rate regulations. The reregulation activities are designed to reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). In addition, an FCC-mandated basic and cable programming service rate freeze, which became effective in April 1993 and expired May 15, 1994, but in effect extended through July 14, 1994. The FCC released the text of its February 22, 1994 decision on March 30, 1994. Management estimates that these recent modifications by the FCC will reduce revenues for the last half of 1994 by approximately $5,000,000. This reduction is in addition to the impact of the regulations adopted in 1993.

     American Cable Television, Inc. (ACT), a subsidiary of TMCT, has exclusive rights to televise twenty of the Phoenix Suns' basketball games each season. ACT will pay at least $17,500,000, but no more than $20,540,000, over a ten-year period beginning October 1993. A previous agreement between ACT and the Phoenix Suns, which was superseded in October 1993, resulted in payments aggregating $9,750,000 between January 1991 and September 1993.

     A complaint was filed on December 9, 1993 claiming that the above described agreement between the Phoenix Suns (Suns) and ACT violates antitrust laws. CableAmerica Corporation and Insight Communications Company filed and served the complaint in United States District Court for the District of Arizona against TMCT and the Suns alleging that TMCT and the Suns acting in concert, and TMCT independently, violated the antitrust laws of the United States and Arizona. CableAmerica Corporation has been dismissed from the lawsuit with prejudice. The remaining plaintiff, Insight Communications Company, seeks the award of actual, unspecified damages, trebled, injunctive relief, and its costs and attorneys fees. Under an indemnification provision in the contract between ACT and the Suns, ACT has assumed the defense of the claims against the Suns. The Suns have retained separate counsel. TMCT believes that it has meritorious defenses. Answers have been filed and discovery has commenced. Although TMCT cannot predict the

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

ultimate legal liability that may arise from this claim, an adverse resolution should not have a material adverse effect on Times Mirror Cable's consolidated financial position or results of operations.

     Times Mirror Cable Television of San Diego County, Inc. (TMCT/SD) was served by the office of the District Attorney of the County of San Diego with a subpoena to produce documents and answer interrogatories relating to an investigation of the cable television industry in the San Diego County, California area. This investigation is apparently being conducted industry-wide within the County and generally relates to the manner in which cable television services are provided to customers in the San Diego area. TMCT/SD was recently informed that the District Attorney may file a civil action alleging purported violations of the California Business and Professions Code, unless the parties are able to resolve the matter before then. Although the ultimate resolution of this investigation cannot be predicted, the resolution is not expected to have a material adverse effect on Times Mirror Cable's consolidated financial position. An adverse resolution in any reporting period could have a material impact on results of operations for that period.

     A putative class action lawsuit was filed on August 5, 1994 in the Superior Court of San Diego, California alleging that TMCT, among others, has been charging late fees in excess of amounts allowed by law for at least the last four years. Plaintiffs seek the award of actual, contractual and punitive damages, restitution, declaratory and injunctive relief, and their costs and attorneys fees. TMCT believes it has meritorious defenses but has not yet filed a response to these allegations. Although the ultimate resolution of this litigation cannot be predicted, the resolution is not expected to have a material adverse effect on Times Mirror Cable's consolidated financial position. An adverse resolution in any reporting period could have a material impact on results of operations for that period.

     Certain franchising authorities have issued refund orders, or stated their intention to do so, to some of Times Mirror Cable's cable systems in various states. The refund orders relate to a la carte pricing, which these authorities believe should be treated as regulated services in accordance with FCC rate regulations effective September 1, 1993. Refunds to subscribers are being required for the difference between the rates actually charged versus the rates that would have been charged had those services been regulated beginning September 1, 1993. In addition, four franchising authorities have ordered certain Times Mirror Cable operators to refund additional outlet charges collected from subscribers since September 1, 1993. Times Mirror Cable has appealed these decisions. Although the ultimate resolution of these refund orders cannot be predicted, the resolution is not expected to have a material adverse effect on Times Mirror Cable's consolidated financial position. An adverse resolution in any reporting period could have a material impact on results of operations for that period.

     Various other lawsuits and claims arising in the ordinary course of business are pending against Times Mirror Cable, none of which are expected to have a material adverse effect on Times Mirror Cable's consolidated financial position, although an adverse resolution in any reporting period of one or more of these matters could have a material impact on results of operations for that period.

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

NOTE J -- RETIREMENT PLANS

     Retirement plan expense of $951,000 for 1991, $1,824,000 for 1992 and $3,305,000 for 1993 includes net periodic pension (income) expense as follows (in thousands):

                                                             1991      1992      1993
                                                            -------   -------   -------
        Service cost -- benefits earned during period.....  $ 1,856   $ 2,635   $ 3,404
        Interest cost on projected benefit obligation.....    1,282     1,616     2,022
        Return on plan assets.............................   (2,658)   (3,130)   (3,294)
        Net amortization and deferral.....................     (560)     (479)     (106)
                                                            -------   -------   -------
        Net periodic pension (income) expense.............  $   (80)  $   642   $ 2,026
                                                            =======   =======   =======

     Assumptions used in the actuarial computations were:

                                                                    DECEMBER 31
                                                             -------------------------
                                                             1991      1992      1993
                                                             -----     -----     -----
        Discount rate......................................   7.5%      7.0%      7.5%
        Rate of increase in compensation levels............  6.25%     6.25%     6.25%
        Expected long-term rate of return on assets........  10.0%     10.0%     9.75%

     The following table sets forth the amounts recognized in the consolidated balance sheets (in thousands):

                                                                       DECEMBER 31
                                                                   -------------------
                                                                    1992        1993
                                                                   -------     -------
        Actuarial present value of benefit obligations:
          Vested.................................................  $15,077     $16,017
          Nonvested..............................................      719         664
                                                                   -------     -------
        Accumulated benefit obligations..........................  $15,796     $16,681
                                                                   =======     =======
        Projected benefit obligations............................  $28,889     $30,160
        Pension assets at fair value.............................   32,574      37,604
                                                                   -------     -------
        Excess of assets over projected benefit obligations......    3,685       7,444
        Unrecognized net loss from past experience different
          from that assumed......................................   11,634       6,783
        Prior service cost not yet recognized....................     (149)       (112)
        Unrecognized net asset being amortized over 15 years.....   (6,335)     (5,543)
                                                                   -------     -------
        Prepaid pension cost.....................................  $ 8,835     $ 8,572
                                                                   =======     =======

     Projected benefit obligations decreased by $3,660,000 at December 31, 1993 as a result of the change in the discount rate. Pension assets of $32,574,000 and $37,604,000 at December 31, 1992 and 1993, respectively, are not segregated or restricted for Times Mirror Cable's pension obligations, except to the extent that such assets represent allocated shares of The Times Mirror Employee Stock Ownership Plan (ESOP). ESOP benefits are coordinated with the defined benefits. If ESOP benefits are greater than the defined benefit, participants receive the larger benefit. The fair market value of ESOP shares included in the above pension assets was approximately $6,350,000 and $8,453,000 at December 31, 1992 and 1993, respectively. The remaining pension assets of $26,224,000 and $29,151,000 at December 31, 1992 and 1993, respectively, are unrestricted pension assets of The Times Mirror Pension Plan.

     Substantially all of the Company's employees over age 21 with one year of service are eligible to participate in the Savings Plus Plan of the Company. Eligible employees may contribute from 1 percent to 13

                      TIMES MIRROR CABLE TELEVISION, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1993 AND SUBSEQUENT
                      TO DECEMBER 31, 1993 IS UNAUDITED)

percent of their basic compensation. Times Mirror Cable makes matching contributions equal to 50 percent of the employee before-tax contributions from 1 percent to 6 percent. Employees may choose among five investment options for investing their contributions and Times Mirror Cable's matching contribution.

NOTE K -- LEASES

     Rental expense under operating leases amounted to $11,418,000, $12,201,000 and $12,214,000 in 1991, 1992 and 1993, respectively. Future minimum lease payments as of December 31, 1993 for all noncancelable operating leases are as follows (in thousands):

                        1994...............................  $ 4,480
                        1995...............................    4,031
                        1996...............................    3,412
                        1997...............................    2,735
                        1998...............................    2,390
                        Thereafter.........................   10,578
                                                             -------
                                                             $27,626
                                                             =======

NOTE L -- RELATED PARTY TRANSACTIONS

  Amounts Due To (From) The Times Mirror Company

     The amounts due to (from) The Times Mirror Company are generally due on demand and represent the net of various transactions as follows (in thousands):

                                                   DECEMBER 31
                                               --------------------     SEPTEMBER 30
                                                1992         1993           1994
                                               -------     --------     ------------
                                                                        (UNAUDITED)
   Advances due to (from) The Times Mirror
     Company.................................  $59,149     $(21,576)      $(11,286)
   Dividend payable..........................                                6,500
   Other intercompany due from The Times
     Mirror Company..........................   (1,671)      (2,563)       (16,230)
   Income taxes payable (receivable).........   10,366         (213)           340
                                               -------     --------       --------
                                               $67,844     $(24,352)      $(20,676)
                                               =======     ========       ========

     Advances due to (from) the Company bear interest at the Company's estimated ten-year financing rate. These interest rates are established at the beginning of each quarter and are as follows:


        QUARTER                                        1991     1992     1993
        -------                                        ----     ----     ----
        First........................................   9%       8%       7%
        Second.......................................   9%       8%       7%
        Third........................................   9%       8%       6%
        Fourth.......................................   8%       7%       6%

  Agreement With The Los Angeles Times

     Times Mirror Cable has various agreements with the Los Angeles Times, a division of the Company, to market newspaper subscriptions to cable subscribers in Southern California and exchange advertising on the cable systems for advertising in The Los Angeles Times' Sunday edition television guide. The aggregate amounts related to these transactions are not material.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     THE TIMES MIRROR COMPANY

                                     By      /s/  THOMAS UNTERMAN
                                       ---------------------------------
                                                  Thomas Unterman
                                       Vice President and General Counsel

November 10, 1994

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                       DESCRIPTION
    ------                      --------------
      23       Consent of Ernst & Young LLP, Independent Auditors